AQUA METALS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT is entered into effective as of November 4, 2018, between AQUA METALS, INC., a Delaware corporation (“Company”), and JUDD MERRILL (“Employee”).
1.    EMPLOYMENT. Company hereby employs Employee in accordance with the terms of this Agreement and all the policies and procedures set forth in the Employee Handbook as in effect as of the date of this Agreement and as it may be modified or amended in the future (“Employee Manual”), and other Company policies or procedures currently in effect or subsequently implemented. Employee acknowledges that Employee is not employed for a specific term but is an at-will employee who may resign at any time without notice. Likewise, the Company may terminate the Employee at any time, with or without notice, and with or without cause or reason.
2.    TITLE AND WORK RESPONSIBILITIES
2.1    Employee shall be employed hereunder as Chief Financial Officer of Company effective as of November 8, 2018 (“Appointment Date”).
2.2    As Chief Financial Officer, Employee shall be responsible for the executive management of the financial, accounting and administrative departments of the Company and such other duties and responsibilities as are typically associated with such position at a publicly-traded company, including, but not limited, ensuring accurate accounting records, corporate insurance, tax reporting and planning, SEC reporting compliance and supervision of human resources and facilities. As Chief Financial Officer, Employee shall also be responsible for reporting all aspects of financial performance to the public and members of the Board of Directors as required by federal and state law, rules of the applicable stock market or exchange and other national and international regulatory agencies.
2.3    Work assignments are made at the exclusive discretion of the Company and the Company has the absolute right to assign Employee new or different job duties as deemed appropriate by the Company.
2.4    Employee shall commence his employment hereunder on November 8, 2018 or such earlier date as may be agreed to by Employee and Company. Employee’s compensation and benefits under Sections 4.1 through 4.3 shall commence on the first day of Employee’s service hereunder.
3.    EMPLOYEE’S OBLIGATIONS. Employee covenants and agrees, as a condition of accepting or continuing employment with the Company, to all the terms and conditions in the Employee Manual, as amended, other agreements executed by Employee and all Company policies, procedures and other agreements now in existence or hereafter implemented, including, without limitation, the duty to:
3.1    Comply with all Company policies and procedures as set forth in the Employee Manual, policy and procedure manuals, safety manuals and other sources;

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3.2    Devote his full time and attention to meet the requirements set forth in the job description which objectives or duties may change from year to year;
3.3    Follow the direction and recommendations of Company management, including the Chief Executive Officer and the Board of Directors;
3.4    Refrain from investing in any direct competitor of the Company except that Employee may at any time own beneficially up to one (1%) of the stock of any competing corporation whose securities are listed on a national securities exchange or regularly traded in the national over-the-counter-market; and
3.5    To observe and comply at all times with the provisions of the Company’s Insider Trading Policy (as amended, from time to time) and with every rule of law and every regulation in force in relation to dealings in stock, shares, debentures or other securities of the Company (including in relation to unpublished price sensitive information affecting such securities), in whatever jurisdiction, and to observe and comply with all laws and regulations of any stock exchange, market or dealing system in which such dealings take place.
4.    COMPENSATION
4.1    Salary. The Employee will be paid an annual salary of Two Hundred Seventy-Five Thousand Dollars ($275,000). Salary shall be paid on a bi-weekly basis as adjusted from time to time. During employment, the Company will pay Employee the annual base salary in accordance with the terms of the Employee Manual less state and federal withholding and authorized deductions.
4.2    Bonuses. Employee shall be eligible to receive both short- and long-term annual incentive bonus(es) (STIP & LTIP, respectively) based on mutually-agreed performance criteria, subject to Board approval. As the CFO, Employee shall be eligible for (i) a STIP with the potential of a target percentage of fifty percent (50%) of Employee’s base salary paid in either cash or restricted stock units, and (ii) a LTIP with a potential of a target percentage of eighty percent (80%) of the Employee’s base salary paid in the form of restricted stock units with a three-year vesting period (vesting at six-month intervals). The Employee will not be eligible to participate in the STIP and LTIP for 2018.
For the months of November and December 2018, the Employee will be eligible for a performance-based bonus for up to $50,000 to be paid in Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”). This bonus for November and December 2018 will be discretionary and subject to Board approval.
4.3    Benefits. Employee shall be entitled to the insurance and employee benefits set forth in the Employee Manual and such other benefits that are made available generally to senior management of the Company (“Benefits”). The Company does not warrant that it will continue to offer the same or similar medical insurance benefits or other related Benefits in the future and reserves the right to modify, reduce or eliminate benefits at its sole discretion.
4.4    Equity Awards. Concurrent with the execution of this Agreement, Employee shall be granted options to (“Options”) purchase 100,000 shares of the Company’s common stock under the Plan. The Options shall vest and first become exercisable over a three-year period from the date of grant, with one-third of the Options vesting on the one-year anniversary

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of the date of the grant and the balance vesting in 1/24th installments over the next 24 months. The Options shall have an exercise price equal to the Fair Market Value (as defined in the Plan) on the date of the grant and shall otherwise confirm to the terms and conditions of the Plan.
4.5    Severance on Termination Without Cause Or For Good Reason. If the Company terminates the Employee for any reason without Cause (including death or Disability) or Employee resigns from the Company for Good Reason, the Employee shall be entitled to a lump sum payment in the amount of (i) two (2) months’ base salary in the event of such a termination during the first 90 days of this Agreement or (ii) in the event of such a termination following first 90 days of this Agreement, six (6) months’ salary, less all federal and state withholding. The receipt of any severance pursuant to this Section 4.5 will be subject to Employee signing, and not revoking, a customary separation agreement and release of claims in a form acceptable to the Company in its reasonable discretion. No severance will be paid or provided until the separation agreement and release agreement becomes effective.
4.6    Severance on Termination in the Event of a Change of Control. If, within the first 90 days of this Agreement, the Company terminates the Employee for any reason without Cause (including death or Disability) or Employee resigns from the Company as a result of a Change of Control, the Employee shall be entitled to a lump sum payment in the amount of six (6) months’ base salary, less all federal and state withholding.
For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events within the first 90 days of this Agreement:
(a)    one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;
(b)    one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the stock of such corporation;
(c)    a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(d)    the sale of all or substantially all of the Company's assets.

5.    CONFIDENTIAL INFORMATION, NON DISCLOSURE, AND TRADE SECRETS AGREEMENT
5.1    Employee expressly agrees that he will never disclose to a third party or make unauthorized use of any “Confidential Information” as defined in the Confidential Information, Non-Disclosure, and Trade Secrets Agreement attached hereto as Exhibit A to this Agreement.

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5.2    Employee shall not during his employment directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which would be in competition with the Company, or which would prevent Employee from rendering the agreed services to Company during the tenure of his employment.
6.    INTENTIONALLY OMITTED.
7.    TERMINATION. Upon termination of employment, Employee shall return all Company’s property such as cell phones, lap tops, or other tangible and intangible property including, without limitation, customer lists, manuals, contract forms, documents or any other tangible or intangible documents or information used by the Company in the Employee’s possession at the time of termination, in a manner consistent with Company policy.
8.    SURVIVAL OF PROVISIONS OF AGREEMENT POST TERMINATION. All the obligations set forth in Sections 4, 5.1, 7 and 8 shall survive the termination of the Agreement and the termination of Employee’s employment with the Company.
9.    MISCELLANEOUS
9.1    Notices. All notices required or permitted hereunder shall be in writing and deemed properly given when delivered in person to Employee or to a corporation officer of Company, as the case may be, or when deposited in the United States mail, postage prepaid and properly addressed to the party to be notified, if to Employee, to his residence, and if to Company, to its Secretary, at the home office, Alameda, California, or to any such other address as shall have last been given by the party to be notified.
9.2    Parties Benefited. This Agreement shall inure to the benefit of, and be binding on Employee, his heirs, executors and administrators and on Company, its successors and assigns.
9.3    Assignments. This Agreement may be assigned at any time by Company to any related corporation or a successor corporation. In the event of such an assignment, the assignee corporation to which the Agreement is assigned shall automatically be substituted for the assignor Company for all intentions and purposes and to the same extent as if this assignee were the Company that had originally executed this Agreement. This is a personal contract and the Employee cannot assign or transfer all or any portion of the contract except that in the event of the Employee’s death the compensation due and owing the Employee can be paid in accordance with any assignment of death benefits.
9.4    Waiver. The waiver by either party of a default or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.
9.5    Modifications. The provisions of this Agreement shall constitute the entire agreement between the parties, with respect to the specific terms set forth herein, and may only be modified by an agreement in writing signed by the party against whom enforcement is sought. Modifications to this Agreement do not change or alter the at-will status of the Employee.

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9.6    Construction of Agreement. This Agreement shall be construed consistently with the terms and conditions of all other Company policies and procedures, which are referenced in this Agreement. If there is any conflict with the terms of this Agreement and Company policy or procedure, this Agreement shall be interpreted to comply with Company policies or procedures.
9.7    Supersedes Prior Agreements. This Agreement and all the terms thereof supersede all prior employment agreements executed by Employee but shall be interpreted consistent with the Employee Manual and other policies and procedures of the Company. This Agreement will be interpreted independently of any and all agreements executed by Employee pertaining to equity awards.
9.8    Attorneys Fees. The prevailing party in any action brought to enforce this Agreement may recover reasonable attorneys’ fees and costs including all costs and fees incurred in the preparation, trial and appeal of an action brought to enforce this Agreement.
9.9    Applicable Law. It is the intent of the parties that all provisions of this Agreement be enforced to the fullest extent permissible under the law and public policy of the state of California, unless prohibited by law in which case this Agreement shall be enforced in accordance with the laws where the action for enforcement is filed. If any section is determined by a court of law to be unenforceable, that section shall be severed from the Agreement and the balance of the Agreement shall be enforced according to its terms.
10.    Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:
10.1    “Disability.” The Employee shall be deemed to have a Disability for purposes of this Agreement if either (i) the Employee is deemed disabled for purposes of any group or individual disability policy or (ii) in the good faith judgment of the Board, the Employee is substantially unable to perform the Employee’s duties under this Agreement for more than ninety (90) days, whether or not consecutive, in any twelve (12) month period, by reason of a physical or mental illness or injury.
10.2    “Cause” shall mean (i) Employee’s conviction of, or plea of nolo contendere to, a felony; (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; (iii) any act or acts of dishonesty by Employee intended or reasonable expected to result in any gain or personal enrichment of Employee at the expense of the Company; or (iv) if Employee fails to perform the duties and responsibilities of his position after a written demand from the Board which describes the basis for the Board’s belief that Employee has not substantially performed his duties and provides Employee with thirty (30) days to take corrective action.
10.3    “Good Reason” shall mean, in the context of a resignation by the Employee, upon no less than thirty (30) day’s written notice of termination to Company, following the occurrence, without the written consent of the Employee, of one or more of the following events: (a) material demotion of position not commensurate with his position as Chief Financial Officer (this shall not include any removal of responsbilities that do not have an impact on the essential job duties as the Chief Financial Officer); (b) any material failure by the Company to comply with and satisfy its obligations under this Agreement where such breach is not cured within thirty (30) days after receipt of reasonably detailed written notice from the Employee describing such breach; and

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(c) direction by the Company to commit, endorse or ratify any act that Employee reasonably believes is in violation of law, regulation or public policy. “Good Cause” shall not include a corporate reorganization or change of control that does not result in Employee’s demotion of position.
11.    EMPLOYEE CERTIFICATION. Employee hereby certifies that he has had an adequate opportunity to review, and understands all the terms and conditions of, this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.
EMPLOYEE

/s/ Judd Merrill _______________________________
Judd Merrill

COMPANY

Aqua Metals, Inc.,
A Delaware corporation

By: /s/ Stephen Cotton _____________________________
Stephen Cotton, President

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